Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 25, 2026, by and among (i) Launch Two Sponsor LLC, a Delaware limited liability company (“Sponsor”), (ii) Launch Two Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (iii) NuCube Energy, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Business Combination Agreement, by and among SPAC, Tesseract Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of SPAC (“Merger Sub”), the Company, and the other parties thereto, dated as of the date hereof (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”).

WHEREAS, Sponsor owns 5,750,000 SPAC Class B Ordinary Shares (including the SPAC Common Stock into which such Class B Ordinary Shares will be converted in the Domestication, the “Sponsor Shares”), which were issued to Sponsor in private placement transactions consummated in connection with the IPO;

WHEREAS, Sponsor owns 4,500,000 SPAC Private Warrants, which were issued to Sponsor in private placement transactions consummated in connection with the IPO (the “Sponsor Warrants”);

WHEREAS, in connection with the IPO, the officers and directors of SPAC (each, an “Insider” and collectively, the “Insiders”), together with Sponsor and SPAC, entered into a letter agreement dated October 7, 2024 (as amended from time to time, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any SPAC Ordinary Shares owned by Sponsor or such Insider, (ii) waive any rights to liquidating distributions from the Trust Account with respect to the Sponsor Shares (although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Class A Ordinary Shares sold in the IPO as part of the SPAC Public Units), (iii) vote any SPAC Ordinary Shares owned by Sponsor or such Insider in favor of an initial business combination for which SPAC seeks approval and (iv) certain transfer restrictions with respect to the Sponsor Shares;

WHEREAS, Article 17.3 of SPAC’s Amended and Restated Memorandum and Articles of Incorporation (as amended, the “SPAC Charter”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment pursuant to Article 17.4 of the SPAC Charter if additional SPAC Class A Ordinary Shares or equity-linked securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and Merger Sub are entering into the Business Combination Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) SPAC will continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Companies Act and the applicable provisions of the DGCL (the “Domestication”); and (b) Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly owned subsidiary of SPAC) (the “Merger” and, together with the Domestication and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement, the Company has required that SPAC and Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Voting Requirements; Transfer Restrictions. During the Interim Period, for the benefit of the Company, (i) Sponsor agrees that it will fully comply with, and perform all of its obligations, covenants and agreements set forth in the Insider Letter, and shall (A) cause all of the SPAC Ordinary Shares owned by it to be counted as present at the Special Extraordinary General Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) irrevocably and unconditionally vote all of the SPAC Ordinary Shares owned by it in favor of the Transactions, including each of the SPAC Shareholder Approval Matters and, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the SPAC Shareholder Approval Matters or to allow reasonable time for the SPAC Board to accept reversals of elections to redeem SPAC Class A Ordinary Shares by the SPAC shareholders, the adjournment of the Special Extraordinary General Meeting, (C) irrevocably and unconditionally waive any redemption rights that it may have in connection with the Closing with respect to any SPAC Class A Ordinary Shares owned by it and (D) fully comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares, in each case subject to the exceptions set forth in the Insider Letter; provided that, in the case of any permitted Transfer (as defined in the Insider Letter) pursuant to the terms of the Insider Letter, the transferee (the “Permitted Transferee”) must enter into a written agreement with the Company and SPAC agreeing to be bound by the provisions of this Agreement and the Insider Letter; and (ii) SPAC shall (A) enforce the Insider Letter in accordance with its terms and (B) not amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

2. Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding SPAC Class B Ordinary Shares, solely in connection with, and subject to and conditioned upon, the Closing, waives any adjustment pursuant to the Anti-Dilution Right, and agrees that, upon the Closing, the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares at the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Business Combination Agreement is validly terminated in accordance with its terms, but this waiver is otherwise irrevocable by Sponsor. All other terms in the SPAC Charter related to the SPAC Class B Ordinary Shares shall remain in full force and effect, except as contemplated by the Business Combination Agreement or the Ancillary Documents.

3. Representations and Warranties of Sponsor. Sponsor represents and warrants to SPAC and the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s membership unit holders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting or relating to the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Consent of, or other action by or in respect of or any Governmental Authority on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the Sponsor’s Organizational Documents in any material respect, (B) conflict with or violate any Law, Order or consent applicable to Sponsor or any of its properties or assets or (C) result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Shares. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Sponsor Shares and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Ownership of Sponsor Warrants. As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Sponsor Warrants, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter).

(e) No Other SPAC Equity Interests. As of the date hereof, Sponsor is not the holder or beneficial owner of any equity interest of SPAC other than the Sponsor Shares and Sponsor Warrants.

(f) Contracts with SPAC. Except for (a) the Contracts disclosed in the SPAC Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

(g) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(h) Acknowledgment. Sponsor understands and acknowledges that each of the other parties hereto is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has had the opportunity to read the Business Combination Agreement, this Agreement and the other agreements to be entered into and performed in connection therewith, and has had the opportunity to consult with its tax and legal advisors in respect thereof.

4. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, any such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the Business Combination Agreement, in form and substance reasonably acceptable to Sponsor, and (b) undertake reasonable best efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the transactions contemplated by the Business Combination Agreement and this Agreement.

5. Forfeiture. To the extent that SPAC’s Transaction Expenses (as defined below) are greater than the Expense Threshold, Sponsor shall, immediately prior to the Closing, irrevocably transfer to SPAC, surrender and forfeit for no consideration, (i) a number of Sponsor Shares equal to (A) the excess of SPAC’s Transaction Expenses over the Expense Threshold divided by (B) the Redemption Price and (ii) a number of SPAC Private Warrants equal to the excess of (A) the excess of SPAC’s Transaction Expenses over the Expense Threshold divided by (B) the Redemption Price. “Transaction Expenses” mean (w) SPAC’s Expenses minus (x) any deferred underwriting fee payable to the IPO Underwriter, minus (y) any fees payable to placement agents, investment banks, advisors or arrangers in connection with Transaction Financing and minus (z) 50% of all fees, costs and expenses paid or incurred by SPAC pursuant to Sections 7.3(iii) and (iv) of the Business Combination Agreement.

6. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case prior to such termination. Notwithstanding the foregoing, Sections 2 and 5 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient); provided that such person provided an email address below, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to SPAC at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

Launch Two Acquisition Corp.	Ellenoff Grossman & Schole LLP
180 Grand Avenue, Suite 1530	1345 Avenue of the Americas, 11th Floor
Oakland, California 94612	New York, NY 10105, U.S.A.
Attn: James McEntee	Attn: Stuart Neuhauser, Esq.; David Landau, Esq.

If to the Sponsor, to:	with a copy (which will not constitute notice) to:

Launch Two Sponsor, LLC	Ellenoff Grossman & Schole LLP
180 Grand Avenue, Suite 1530	1345 Avenue of the Americas, 11th Floor
Oakland, California 94612	New York, NY 10105, U.S.A.
Attn: Ryan Gilbert; Shami Patel	Attn: Stuart Neuhauser, Esq.; David Landau, Esq.

If to the Company, or to SPAC after the Closing, to:	with a copy (which will not constitute notice) to:

NuCube Energy, Inc.	Morgan, Lewis & Bockius, LLP
1684 Elk Creek Drive	101 Park Ave.
Idaho Falls, Idaho 83404	New York, NY 10178-0060
Attn: Cristian Rabiti	Attn: Todd A. Hentges and Rahul Patel

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the Business Combination Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.4 and 9.5 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party hereto against whom enforcement of such waiver is sought. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. In addition, in the event that Sponsor transfers any of its Sponsor Shares or Sponsor Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such Transfer (as defined in the Insider Letter), also transfer the rights and obligations under this Agreement with respect to such Transferred SPAC Securities to such Permitted Transferee, who shall be required, as a condition to such Transfer, to agree in writing, in form and substance reasonably acceptable to SPAC and the Company, to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment of this Agreement or any SPAC Securities in violation of this Section 6(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title in this Agreement or any SPAC Securities to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.1

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 6(j).

(k) Publicity. Section 5.14(a) of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(l) Capacity as an Equityholder. Sponsor signs this Agreement solely in its capacity as an equityholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Business Combination Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Merger and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as an equityholder of SPAC).

[1]	NTD: This language conforms to the agreed language in the Company Support Agreement (Section 6(k)).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include SPAC and Persons directly or indirectly controlled by SPAC, and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement, and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates, or any portfolio companies thereof, shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future stockholders of SPAC (other than Sponsor or any permitted transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if’; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(p) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(q) New Shares. In the event that, during the Interim Period, (i) any SPAC Securities are issued to Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Securities, then such SPAC Securities issued to or acquired by such Person shall be subject to the terms of this Agreement, or (ii) Sponsor (A) purchases or otherwise acquires beneficial ownership of any SPAC Securities or (B) acquires the right to vote any SPAC Securities (such SPAC Securities issued or acquired, collectively the “New Securities”), then such New Securities issued to or acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the SPAC Securities owned by Sponsor as of the date hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

LAUNCH TWO ACQUISITION CORP.

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	Chief Executive Officer

Sponsor:

LAUNCH TWO SPONSOR, LLC

By:	/s/ Ryan Gilbert
Name:	Ryan Gilbert
Title:	Managing Member

The Company:

NUCUBE ENERGY, INC.

By:	/s/ Cristian Rabiti
Name:	Cristian Rabiti
Title:	Chief Executive Officer

[Signature Page – Sponsor Support Agreement]